Exhibit 4.5

UNSECURED PROMISSORY NOTE (LUMP-SUM PAYMENT)

$ 8,873.09	October 1, 2021
Houston, TX

On or before October 1, 2021, for value received, the undersigned TRANS AMERICAN AQUACULTURE, LLC (the “Borrower”) promises to pay to the order of Luis Arturo Granda (the “Holder”), in the manner and at the place provided below, the principal sum of $ 8,873.09.

1.       PAYMENT.

All payments of principal and interest under this note will be made in lawful money of the United States of America, in same day funds, without offset, deduction, or counterclaim, at Urb. Unioro Mz. 4 Villa 3, Machala, El Oro – Ecuador, or at such other place as the Holder may designate in writing from time to time. Please see exhibit A for amortization schedule.

***This note agreement supersedes and nullifies any prior note agreements made by note holder and borrower.***

2.       INTEREST.

Interest on the unpaid principal balance of this note is payable from the date of this note until this note is paid in full, at the rate of 12 % per year, or the maximum amount allowed by applicable law, whichever is less. Interest is to be paid monthly on the anniversary of the signing of this Note in the amount of $88.73. Accrued interest will be computed on the basis of a 365-day or 366-day year, as the case may be, based on the actual number of days elapsed in the period in which it accrues.

Failure of Borrower to provide interest payment for any given month will result in a late penalty fee of $100 per occurrence. Penalty will be applied after the 5th working day the month interest is due.

3.       PREPAYMENT.

The Borrower may prepay this note, in whole or in part, at any time before maturity without penalty or premium. Any partial prepayment will be credited first to accrued interest, then to principal. No prepayment extends or postpones the maturity date of this note. In the event of prepayment by the borrower, Note holder will have the right to convert outstanding principal into equity at the Conversion Price described in subsection B.

4.       SET OFF.

Holder may set off any losses that Holder may have against Borrower against any performance or payment due to Borrower under any order, directive, or other contract between the parties.

5.       EVENTS OF DEFAULT.

Each of the following constitutes an “Event of Default” under this note: (i) the Borrower’s failure to make any payment when due under the terms of this note, including the lump-sum payment due under this note at its maturity; (ii) the filing of any voluntary or involuntary petition in bankruptcy by or regarding the Borrower or the initiation of any proceeding under bankruptcy or insolvency laws against the Borrower; (iii) an assignment made by the Borrower for the benefit of creditors; or (iv) the appointment of a receiver, custodian, trustee, or similar party to take possession of the Borrower’s assets or property.

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6.       ACCELERATION; REMEDIES ON DEFAULT.

If any Event of Default occurs, all principal and other amounts owed under this note will become immediately due and payable without any action by the Holder, the Borrower, or any other person. The Holder, in addition to any rights and remedies available to the Holder under this note, may, in his sole discretion, pursue any legal or equitable remedies available to him under applicable law or in equity.

7.       WAIVER OF PRESENTMENT; DEMAND.

The Borrower hereby waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of protest and nonpayment, notice of costs, expenses or losses and interest on those, notice of interest on interest and late charges, and diligence in taking any action to collect any sums owing under this note, including (to the extent permitted by law) waiving the pleading of any statute of limitations as a defense to any demand against the undersigned. Acceptance by the Holder or any other holder of this note of any payment differing from the designated lump-sum payment listed above does not relieve the undersigned of the obligation to honor the requirements of this note.

8.         TIME OF THE ESSENCE.

Time is of the essence for every obligation under this note.

9.         GOVERNING LAW.

•	Choice of Law. The laws of the state of Texas govern this note (without giving effect to its conflicts of law principles).

•	Choice of Forum. Both parties consent to the personal jurisdiction of the state and federal courts in Harris County, Texas.

10.        COLLECTION COSTS AND ATTORNEYS’ FEES.

The Borrower shall pay all costs and expenses of the collection of indebtedness evidenced by this note, including reasonable attorneys’ fees and court costs in addition to other amounts due, without protest.

11.        ASSIGNMENT AND DELEGATION.

(a)	No Assignment. The Borrower may not assign any of its rights under this note. All voluntary assignments of rights are limited by this subsection.

(b)	No Delegation. The Borrower may not delegate any performance under this note.

(c)	Enforceability of an Assignment or Delegation. If a purported assignment or purported delegation is made in violation of this section 11, it is void.

12.        SEVERABILITY.

If any one or more of the provisions contained in this note is, for any reason, held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions of this note, but this note will be construed as if that invalid, illegal, or unenforceable provisions had never been contained in it, unless the deletion of those provisions would result in such a material change so as to cause completion of the transactions contemplated by this note to be unreasonable.

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13.        NOTICES.

•	Writing; Permitted Delivery Methods. Each party giving or making any notice, request, demand, or other communication required or permitted by this note shall give that notice in writing and use one of the following types of delivery, each of which is a writing for purposes of this note: personal delivery, mail (registered or certified mail, postage prepaid, return-receipt requested), nationally recognized overnight courier (fees prepaid), facsimile, or email.

•	Addresses. A party shall address notices under this section 13 to a party at the following addresses:

If to the Borrower: Trans American Aquaculture, LLC 1022 Shadyside Lane Dallas, TX 75223 adamt@transamaqua.com

If to the Holder:

Luis Arturo Granda Urb. Unioro Mz. 4 Villa 3 Machala, El Oro – Ecuador luisarturogranda@gmail.com

•	Effectiveness. A notice is effective only if the party giving notice complies with subsections (a) and (b) and if the recipient receives the notice.

14.        WAIVER.

No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this note will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, and no waiver will constitute a continuing waiver, unless the writing so specifies.

15.        HEADINGS.

The descriptive headings of the sections and subsections of this note are for convenience only, and do not affect this note’s construction or interpretation.

[SIGNATURE PAGE FOLLOWS]

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Each party is signing this note on the date stated opposite that party’s signature.

TRANS AMERICAN AQUACULTURE, LLC

Date:	3/30/2023	By:	/s/ Adam Thomas
Name: Adam Thomas
Title: CEO / Member

Luis Arturo Granda

Date:	4/3/2023	By:	/s/ Luis Arturo Granda
Name: Luis Arturo Granda

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Exhibit A

Amortization Schedule

Period	Beginning Balance	Payment	Principal	Interest	Cum Prin	Cum Int	Ending Balance
10/1/21	$8,873.09	$0.00	$0.00	$88.73	$0.00	$88.73	$8,873.09
11/1/21	$8,873.09	$0.00	$0.00	$88.73	$0.00	$177.46	$8,873.09
12/1/21	$8,873.09	$0.00	$0.00	$88.73	$0.00	$266.19	$8,873.09
1/1/22	$8,873.09	$0.00	$0.00	$88.73	$0.00	$354.92	$8,873.09
2/1/22	$8,873.09	$0.00	$0.00	$88.73	$0.00	$443.65	$8,873.09
3/1/22	$8,873.09	$0.00	$0.00	$88.73	$0.00	$532.39	$8,873.09
4/1/22	$8,873.09	$0.00	$0.00	$88.73	$0.00	$621.12	$8,873.09
5/1/22	$8,873.09	$0.00	$0.00	$88.73	$0.00	$709.85	$8,873.09
6/1/22	$8,873.09	$0.00	$0.00	$88.73	$0.00	$798.58	$8,873.09
7/1/22	$8,873.09	$0.00	$0.00	$88.73	$0.00	$887.31	$8,873.09
8/1/22	$8,873.09	$0.00	$0.00	$88.73	$0.00	$976.04	$8,873.09
9/1/22	$8,873.09	$0.00	$0.00	$88.73	$0.00	$1,064.77	$8,873.09
10/1/22	$8,873.09	$0.00	$0.00	$88.73	$0.00	$1,153.50	$8,873.09
11/1/22	$8,873.09	$0.00	$0.00	$88.73	$0.00	$1,242.23	$8,873.09
12/1/22	$8,873.09	$0.00	$0.00	$88.73	$0.00	$1,330.96	$8,873.09
1/1/23	$8,873.09	$0.00	$0.00	$88.73	$0.00	$1,419.69	$8,873.09
2/1/23	$8,873.09	$0.00	$0.00	$88.73	$0.00	$1,508.43	$8,873.09
3/1/23	$8,873.09	$0.00	$0.00	$88.73	$0.00	$1,597.16	$8,873.09
4/1/23	$8,873.09	$0.00	$0.00	$88.73	$0.00	$1,685.89	$8,873.09
5/1/23	$8,873.09	$0.00	$0.00	$88.73	$0.00	$1,774.62	$8,873.09
6/1/23	$8,873.09	$0.00	$0.00	$88.73	$0.00	$1,863.35	$8,873.09
7/1/23	$8,873.09	$0.00	$0.00	$88.73	$0.00	$1,952.08	$8,873.09
8/1/23	$8,873.09	$0.00	$0.00	$88.73	$0.00	$2,040.81	$8,873.09
9/1/23	$8,873.09	$0.00	$0.00	$88.73	$0.00	$2,129.54	$8,873.09
10/1/23	$8,873.09	$0.00	$0.00	$88.73	$0.00	$2,218.27	$8,873.09
11/1/23	$8,873.09	$0.00	$0.00	$88.73	$0.00	$2,307.00	$8,873.09
12/1/23	$8,873.09	$0.00	$8,873.09	$88.73	$8,873.09	$2,395.73	$0.00

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